Exhibit 23.3

Consent of Independent Auditor

The Board of Managers

Parsley Energy, LLC:

We consent to the use of our report dated May 5, 2014 with respect to the statements of revenues and direct operating expenses of properties acquired by Parsley Energy, L.P. from Pacer Energy, Ltd. for the year ended December 31, 2013 included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Dallas, Texas

June 5, 2015